Escalade Reports Double Digit Sales Growth In Sporting Goods And Impairment Loss In Information Security And Print Finishing

EVANSVILLE, Ind., Nov. 15, 2012 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that revenues for the third quarter of 2012 were up 19% over the same quarter last year. Year to date revenues increased more than 9% over the same period last year. Sales in the Sporting Goods segment were up 27% for the quarter and up 14.7% year to date, compared to same periods prior year.

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In the third quarter of 2012, the Company recorded a goodwill impairment loss in the Information Security and Print Finishing segment. Due to increased competition and continuing weakness in the European and Asian markets, operating profits and cash flows were lower than expected for the first nine months of 2012. Based on this continuing trend, the earnings forecast for the next five years was revised resulting in a goodwill impairment loss of $13.2 million in the quarter. Along with the goodwill impairment, the Company recorded intangible asset impairment for this segment related to other intangibles of $0.2 million. Year to date revenues from the Information and Print Finishing segment were down 3.4% from last year. Excluding the effects of changes in the currency exchange rates, revenues were flat with last year. Year to date gross margin percentages in this segment were down 9% compared to prior year.

The Company has offered to sell its 50% interest in an equity method investment at a value less than carrying value which resulted in an impairment of $0.4 million ($0.2 million net of tax). This other than temporary impairment is reflected in the third quarter of 2012.

Basic earnings (loss) per share for the three and nine months of fiscal 2012 are $(0.86) and $(0.67) compared with $(0.03) and $.18 for the same periods in 2011. In 2011, the Company accelerated depreciation expense on an Oracle ERP system which resulted in an additional $2.2 million ($1.4 million, net of tax) of expense for the quarter. Without the impact of goodwill and intangible asset impairment and equity method investment impairment losses in 2012 and accelerated depreciation expense in 2011, basic earnings per share would have been $0.16 and $0.36 for the three and nine months of fiscal 2012 compared with $0.08 and $0.29 for the three and nine months of fiscal 2011.

"We are pleased with the overall third quarter revenue growth of 19%, led by strong retail sell-through and expanded product placement in the Sporting Goods segment," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "The goodwill impairment in Information Security and Print Finishing was necessary to reflect the challenges that this segment of our business has experienced."

Escalade is a leading manufacturer and marketer of sporting goods and information security and print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	6 October 2012	1 October 2011	6 October 2012	1 October 2011	6 October 2012	1 October 2011

NET SALES	$ 34,206	$ 28,734	$106,800	$ 97,582	$ 143,468	$ 128,767

OPERATING EXPENSES
Cost of goods sold	23,249	20,428	72,943	66,344	99,141	90,005
Selling and administrative	7,466	8,725	23,729	26,064	33,607	32,370
Goodwill and intangible asset impairment charges	13,362	--	13,362	--	13,362	--
Amortization	516	436	1,722	1,245	2,073	1,492

OPERATING INCOME (LOSS)	(10,387)	(855)	(4,956)	3,929	(4,715)	4,900

OTHER INCOME (EXPENSE)
Interest expense	(144)	(117)	(490)	(529)	(654)	(687)
Other income	919	1,065	1,331	1,700	3,029	3,164
Equity method investment impairment	(382)	--	(382)	--	(382)	--

INCOME (LOSS) BEFORE INCOME TAXES	(9,994)	93	(4,497)	5,100	(2,722)	7,377

PROVISION FOR INCOME TAXES	1,509	473	4,343	2,792	3,984	2,847

NET INCOME (LOSS)	$ (11,503)	$ (380)	$ (8,840)	$ 2,308	$ (6,706)	$ 4,530

PER SHARE DATA
Basic earnings (loss) per share	$(0.86)	$(0.03)	$(0.67)	$ 0.18	$(0.51)	$0.35
Diluted earnings (loss) per share	$(0.85)	$(0.03)	$(0.66)	$ 0.17	$(0.51)	$0.34

Cash dividends paid	$0.08	$0.25	$0.23	$0.25	$0.30	$0.35
Average shares outstanding	13,391	12,871	13,189	12,838	13,115	12,824

CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited, In Thousands)

	6 October 2012	31 December 2011	1 October 2011
ASSETS
Current assets	$ 72,369	$ 64,146	$ 68,090
Property, plant &equipment – net	12,095	11,915	13,879
Other assets	27,706	28,769	27,471
Goodwill	12,017	25,285	25,646
Total	$ 124,187	$ 130,115	$ 135,086

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$ 40,662	$ 34,650	$ 40,456
Other liabilities	6,223	7,900	7,708
Stockholders' equity	77,302	87,565	86,922
Total	$ 124,187	$ 130,115	$ 135,086